Exhibit 99.1

February 23, 2015	Analyst Contact:	T.D. Eureste 918-588-7167
	Media Contact:	Brad Borror 918-588-7582

ONEOK Partners Announces Higher
Fourth-quarter and Full-year 2014 Financial Results;
Revises 2015 Financial Guidance

Full-year DCF Increases 23 Percent Led by
Higher Natural Gas Gathering and Processing Volumes

TULSA, Okla. – Feb. 23, 2015 – ONEOK Partners, L.P. (NYSE: OKS) today announced fourth-quarter 2014 net income attributable to ONEOK Partners of $263.2 million, or 67 cents per unit, compared with $228.4 million, or 67 cents per unit, in the fourth quarter 2013.

Fourth-quarter 2014 adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) were $415.5 million, a 19 percent increase compared with $350.4 million in the fourth quarter 2013.

Fourth-quarter 2014 distributable cash flow (DCF) was $306.0 million, providing 1.06 times coverage of cash distributions, a 25 percent increase compared with fourth-quarter 2013 DCF of $245.0 million that provided 1.02 times coverage.

2014 net income attributable to ONEOK Partners was $910.3 million, or $2.33 per unit, which includes a noncash impairment charge of $76.4 million, or 31 cents per unit, in the gathering and processing segment, compared with $803.6 million, or $2.35 per unit, in 2013.

Adjusted EBITDA for the full-year 2014 was $1.56 billion, a 24 percent increase compared with $1.26 billion in 2013.

2014 DCF was $1.17 billion, providing 1.10 times coverage, compared with DCF of $949.2 million in 2013, providing coverage of 1.03 times.

“Despite the volatile fourth-quarter commodity price environment, ONEOK Partners reported a record year in 2014, with all of our business segments experiencing double-digit operating income growth compared with 2013,” said Terry K. Spencer, president and chief executive officer of ONEOK Partners. “With a significant platform of fee-based business, supported by a 36,000-mile integrated natural gas and natural gas liquids (NGL) pipeline

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ONEOK Partners Announces Higher
Fourth-quarter and Full-year 2014 Financial Results

Feb. 23, 2015

network positioned in growing basins and major market areas. ONEOK Partners is well-positioned to weather these types of challenging market conditions.

“Our natural gas gathering and processing, and natural gas liquids segments continued to benefit from volume growth in the fourth quarter due primarily to completed growth projects in the Williston Basin and the Mid-Continent regions and new NGL volumes from the West Texas LPG pipeline system, which we acquired late last year,” continued Spencer.

“Volume growth in the natural gas gathering and processing segment, higher margin NGL volumes from new natural gas processing plant connections and increased natural gas volumes transported in the natural gas pipelines segment positively impacted full-year 2014 results,” he added.

2015 REVISED FINANCIAL GUIDANCE

Due to the current commodity price environment, ONEOK Partners is replacing all previously announced guidance expectations and financial forecasts with a revised 2015 outlook.

The average unhedged prices assumed in ONEOK Partners’ revised 2015 guidance are 54 cents per gallon for composite natural gas liquids; $3.50 per MMBtu for NYMEX natural gas; and $50 per barrel for WTI-NYMEX crude oil. The composite NGL price for 2015 assumes ethane rejection for the entire year.

The partnership reduced its expected adjusted EBITDA to a range of $1.51 billion to $1.73 billion, compared with the previous guidance range of $1.77 billion to $1.99 billion announced on Dec. 2, 2014.

The reduction in 2015 adjusted EBITDA guidance is due to significantly lower natural gas and natural gas liquids prices, particularly ethane and propane. 2015 natural gas gathered and processed volumes are expected to grow approximately 10 percent and 8 percent, respectively, compared with 2014, as the partnership benefits from natural gas flaring inventory in North Dakota, a backlog of new well connections and continued drilling in core areas of the Bakken and Cana Woodford shales.

The partnership’s DCF is expected to be in the range of $1.08 billion to $1.26 billion, compared with the previous guidance range of $1.31 billion to $1.49 billion.

In addition, the partnership reduced its 2015 net income attributable to ONEOK Partners guidance range to $845 million to $1.01 billion, compared with the previous guidance range of $1.12 billion to $1.28 billion.

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ONEOK Partners Announces Higher
Fourth-quarter and Full-year 2014 Financial Results

Feb. 23, 2015

“Our industry is experiencing a weakened and volatile commodity price environment, creating challenges for our producer customers as they assess their future drilling plans,” said Spencer. “We remain focused on serving our customers.

“While revisions to our 2015 financial guidance reflect the impact of continued commodity price uncertainty, completed capital-growth projects and acquisitions from our capital-growth program are expected to continue to provide us with growth opportunities,” added Spencer.

2015 revised guidance now includes a projected 3 percent to 5 percent increase in unitholder distributions declared compared with 2014, subject to ONEOK Partners board approval, compared with its previous guidance of an 8 percent increase.

“While our unitholder distribution growth expectation for 2015 was revised to reflect the current environment, we will continue to re-evaluate our 2015 earnings and distribution guidance and the partnership’s long-term distribution growth rate as the environment becomes more stable,” said Spencer. “Our projected distributions declared are expected to provide a coverage ratio of 0.87 to 0.97 times in 2015.”

The partnership also revised 2015 volume guidance for natural gas gathered and processed and NGLs gathered and fractionated. Natural gas gathered is expected to be approximately 1,905 billion British thermal units per day (BBtu/d), compared with the previous guidance of 2,010 BBtu/d, and natural gas processed is expected to be approximately 1,660 BBtu/d, compared with the previous guidance of 1,760 BBtu/d, due to reduced producer drilling in this low price commodity environment.

NGLs gathered are expected to be approximately 830,000 barrels per day (bpd), compared with the previous 2015 guidance of 870,000 bpd, which now includes 100 percent of the West Texas LPG pipeline gathered volumes compared with 80 percent previously reported. NGLs fractionated are expected to be approximately 521,000 bpd, compared with the previous guidance of 570,000 bpd, due primarily to the slower than expected ramp-up of previously connected natural gas processing plants and the impact of reduced producer drilling activity.

> View guidance midpoint tables

2015 CAPITAL-GROWTH PROJECT GUIDANCE:

The partnership’s 2015 capital expenditures are expected to be in the range of $1.0 billion to $1.4 billion, compared with the previous guidance range of $2.6 billion to $3.0 billion. This reduction reflects the suspension of certain capital projects and a slower production growth outlook by the partnership’s producer customers than originally planned.

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ONEOK Partners Announces Higher
Fourth-quarter and Full-year 2014 Financial Results

Feb. 23, 2015

Due to lower commodity prices, reduced producer drilling and the anticipated impact to natural gas volume growth, ONEOK Partners is suspending capital expenditures for the following announced capital-growth projects:

•	The Demicks Lake natural gas processing plant and related infrastructure in the Williston Basin in North Dakota;

•	The Knox natural gas processing plant and related infrastructure in the Mid-Continent region in Oklahoma; and

•	The Bronco natural gas processing plant and related infrastructure in the Powder River Basin in Wyoming.

“We expect to resume our suspended capital-growth projects and update associated completion dates as soon as market conditions improve,” said Spencer. “With the planning and development we’ve already completed, we’re in a position to quickly resume these projects when the environment improves and our customers require these services.”

FOURTH-QUARTER 2014 FINANCIAL PERFORMANCE

Fourth-quarter 2014 operating income was $300.9 million, compared with $252.9 million in the fourth quarter 2013.

Increases in fourth-quarter 2014 operating income reflect:

•	Higher natural gas volumes gathered, processed and sold, and higher NGL volumes sold in the natural gas gathering and processing segment as a result of recently completed capital-growth projects;

•
Higher margin NGL exchange service volumes delivered from connections with new natural gas processing plants in the Williston Basin and Mid-Continent regions and new NGL transportation volumes from the West Texas LPG pipeline system, which was acquired in November 2014; and

•	Higher short-term natural gas storage margins due to increased park-and-loan services.

These increases were offset partially by lower net realized NGL and condensate prices in the natural gas gathering and processing segment, increased ethane rejection resulting in lower volumes in the natural gas liquids segment and higher operating costs and depreciation and amortization expense from completed capital-growth projects.

Operating costs were $188.0 million in the fourth quarter 2014, compared with $136.9 million in the fourth quarter 2013, due to the growth of the partnership’s operations.

Depreciation and amortization expense was $79.2 million in the fourth quarter 2014, compared with $62.7 million in the same period in 2013, due primarily to the growth of the partnership’s operations related to completed capital-growth projects.

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ONEOK Partners Announces Higher
Fourth-quarter and Full-year 2014 Financial Results

Feb. 23, 2015

Fourth-quarter 2014 equity earnings were $34.3 million, compared with equity earnings of $30.8 million in the fourth quarter 2013.

Capital expenditures were $573.0 million in the fourth quarter 2014, compared with $565.4 million in the same period in 2013.

In the fourth quarter 2014, the partnership issued approximately 3.5 million common units through its at-the-market equity program (ATM program), generating net proceeds of approximately $157 million, compared with approximately 471,000 units in the fourth quarter 2013.

FULL-YEAR 2014 FINANCIAL PERFORMANCE

2014 operating income was $1.15 billion, compared with $900.7 million in 2013. Higher volumes in the natural gas gathering and processing segment, higher margin NGL exchange-services volumes in the natural gas liquids segment and higher transportation revenues in the natural gas pipelines segment were offset partially by significantly narrower NGL location price differentials in the second, third and fourth quarters of 2014 and the impact of ethane rejection in the natural gas liquids segment, and lower contracted storage capacity in the natural gas pipelines segment.

Operating costs in 2014 were $669.7 million, compared with $521.5 million in 2013, as a result of the growth in the partnership’s operations.

Depreciation and amortization expense for 2014 was $291.2 million, compared with $236.7 million in 2013, due primarily to the partnership’s completed capital-growth projects.

2014 equity earnings were $41.0 million, compared with $110.5 million in 2013, due primarily to a $76.4 million noncash impairment charge in the natural gas gathering and processing segment during the third quarter 2014.

2014 capital expenditures were $1.7 billion, compared with $1.9 billion in 2013, due to the timing of expenditures on capital-growth projects.

ONEOK Partners completed acquisitions of $814.9 million in 2014, primarily related to the West Texas LPG pipeline system, compared with $394.9 million in 2013, primarily related to the Sage Creek natural gas processing plant acquisition.

In 2014, approximately 21.8 million common units were issued, generating net proceeds of approximately $1.1 billion, including approximately 13.9 million units issued in a May 2014 equity offering and approximately 7.9 million units issued through the partnership’s ATM program.

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ONEOK Partners Announces Higher
Fourth-quarter and Full-year 2014 Financial Results

Feb. 23, 2015

In 2013, 12.2 million common units were issued, generating net proceeds of approximately $590 million, including 11.5 million units issued in an August 2013 equity offering with the remainder of units issued through the partnership’s ATM program.

There was a weighted average of approximately 243.3 million units outstanding in 2014, compared with a weighted average of approximately 224.7 million units outstanding in 2013.

> View earnings tables

2014 SUMMARY:

•	Adjusted EBITDA of $1.56 billion, compared with $1.26 billion in 2013;

•	Operating income of $1.15 billion, compared with $900.7 million in 2013;

•	Natural gas gathering and processing segment operating income of $280.6 million, compared with $203.8 million in 2013;

•	Natural gas liquids segment operating income of $689.0 million, compared with $544.9 million in 2013;

•	Natural gas pipelines segment operating income of $181.0 million, compared with $151.6 million in 2013;

•	Completing projects totaling approximately $2.4 billion;

•	Completing in November an $800 million acquisition of the West Texas LPG pipeline system, which includes approximately 2,600 miles of NGL pipelines and related assets in the Permian Basin;

•	Completing in May a public offering of approximately 13.9 million common units, generating net proceeds of approximately $730 million;

•
Completing the sale of approximately $402 million of common units through the partnership’s ATM equity program in 2014, which, combined with the public offering in May, resulted in ONEOK’s aggregate ownership interest in ONEOK Partners decreasing to 37.8 percent at Dec. 31, 2014, from 41.2 percent at Dec. 31, 2013;

•
Having $42.5 million of cash and cash equivalents, $1.1 billion of commercial paper outstanding, $14.0 million in letters of credit issued and no borrowings outstanding under the partnership’s $1.7 billion credit facility as of Dec. 31, 2014;

•	Increasing in January 2015 the fourth-quarter 2014 distribution to 79 cents per unit, or $3.16 per unit on an annualized basis, a 2 percent increase compared with the third quarter 2014; and

•	Notifying lenders in February 2015 of the intent to exercise the option to increase the size of the partnership’s revolving credit facility to $2.4 billion from $1.7 billion, pending lenders approval.

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ONEOK Partners Announces Higher
Fourth-quarter and Full-year 2014 Financial Results

Feb. 23, 2015

BUSINESS-SEGMENT RESULTS:

Natural Gas Gathering and Processing Segment

The natural gas gathering and processing segment reported fourth-quarter 2014 operating income of $71.7 million, compared with $56.1 million in the fourth quarter 2013, which reflects:

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A $36.2 million increase due primarily to natural gas volume growth in the Williston Basin and the Cana-Woodford Shale, and increased ownership in the Maysville, Oklahoma, natural gas processing plant, which resulted in higher natural gas volumes gathered, compressed, processed, transported and sold, and higher NGL volumes sold; and

•	A $3.5 million increase due primarily to higher net realized natural gas prices.

Operating costs in the fourth quarter 2014 were $69.2 million, compared with $51.6 million in the fourth quarter 2013, due primarily to completed capital-growth projects and acquisitions, which reflect:

•	A $13.9 million increase due to higher materials and supplies, and outside services expenses;

•	A $3.9 million increase due to higher labor and employee benefit costs; and

•	A $2.0 million decrease in property tax expense due to higher capitalized costs related to capital-growth projects.

Depreciation and amortization expense in the fourth quarter 2014 was $34.2 million, compared with $27.5 million in the fourth quarter 2013, due to the completion of capital-growth projects and acquisitions.

Equity earnings from investments were $4.4 million in the fourth quarter 2014, compared with equity earnings of $7.3 million in the same period in 2013.

2014 operating income was $280.6 million, compared with $203.8 million in 2013, which reflects:

•
A $147.6 million increase due primarily to natural gas volume growth in the Williston Basin and the Cana-Woodford Shale, and increased ownership in the Maysville, Oklahoma, natural gas processing plant, which resulted in higher natural gas volumes gathered, compressed, processed, transported and sold, higher NGL volumes sold and higher fees, offset partially by wellhead freeze-offs due to severely cold weather in the first quarter 2014;

•	An $11.3 million increase due primarily to higher net realized natural gas and NGL prices;

•	An $8.8 million increase due primarily to changes in contract mix; and

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ONEOK Partners Announces Higher
Fourth-quarter and Full-year 2014 Financial Results

Feb. 23, 2015

•	A $6.4 million decrease due to a condensate contract settlement in 2013.

2014 operating costs were $257.7 million, compared with $193.3 million in 2013, due primarily to completed capital-growth projects and acquisitions, which reflect:

•	A $46.3 million increase due to higher materials and supplies, and outside services expenses;

•	A $21.2 million increase due to higher labor and employee benefit costs; and

•	A $3.2 million decrease in property tax expense due to higher capitalized costs related to capital-growth projects.

2014 depreciation and amortization expense was $123.8 million, compared with $103.9 million in 2013, due to the completion of capital-growth projects and acquisitions.

2014 equity earnings from investments were a loss of $56.1 million, including the noncash impairment charge of $76.4 million in the third quarter 2014, compared with equity earnings of $23.5 million for 2013.

Key Statistics: More detailed information is listed on page 24 in the tables.

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Natural gas gathered was 1,934 billion British thermal units per day (BBtu/d) in the fourth quarter 2014, up 33 percent compared with the same period in 2013 due to the completion of capital-growth projects in the Williston Basin and Mid-Continent areas, and an acquisition in the Powder River Basin, offset partially by volume declines in the coal-bed methane area of the Powder River Basin; and up 5 percent compared with the third quarter 2014;

•
Natural gas processed was 1,751 BBtu/d in the fourth quarter 2014, up 47 percent compared with the same period in 2013 due to the completion of capital-growth projects in the Williston Basin and Mid-Continent areas, and an acquisition in the Powder River Basin; and up 5 percent compared with the third quarter 2014;

•	NGL sales were 116,000 barrels per day (bpd) in the fourth quarter 2014, up 32 percent compared with the same period in 2013; and up 5 percent compared with the third quarter 2014;

•
The realized composite NGL net sales price was 86 cents per gallon in the fourth quarter 2014, down 1 percent compared with the same period in 2013; and down 8 percent compared with the third quarter 2014;

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The realized condensate net sales price was $74.12 per barrel in the fourth quarter 2014, down 10 percent compared with the same period in 2013; and down 9 percent compared with the third quarter 2014; and

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The realized residue natural gas net sales price was $3.90 per million British thermal units (MMBtu) in the fourth quarter 2014, up 7 percent compared with the same period in 2013; and down 1 percent compared with the third quarter 2014.

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ONEOK Partners Announces Higher
Fourth-quarter and Full-year 2014 Financial Results

Feb. 23, 2015

In March 2014, the Canadian Valley natural gas processing plant in Oklahoma was completed, which has better ethane-rejection capabilities than the partnership’s other processing plants in the Mid-Continent region. As a result, the partnership’s realized composite NGL net sales price for 2014 increased, compared with 2013, while most individual NGL product prices were lower. The Garden Creek, Garden Creek II, Garden Creek III, Stateline I and Stateline II natural gas processing plants in the Williston Basin have the capability to recover ethane when economic conditions warrant but did not do so in 2014. As a result, equity NGL volumes are weighted less toward ethane, which made up approximately 10 to 15 percent of the partnership’s composite NGL barrel, and more toward propane.

The following table contains equity-volume information for the periods indicated:

	Three Months Ended		Years Ended
	December 31,		December 31,
Equity-Volume Information (a)	2014	2013	2014	2013

NGL sales (MBbl/d)	16.2	16.1	16.5	14.4
Condensate sales (MBbl/d)	3.2	2.3	3.1	2.4
Residue natural gas sales (BBtu/d)	143.9	83.5	118.2	71.7
(a) - Includes volumes for consolidated entities only.

The natural gas gathering and processing segment is exposed to commodity-price risk as a result of receiving commodities in exchange for services. The following tables provide hedging information for equity volumes in the natural gas gathering and processing segment in the periods indicated:

	Year Ending December 31, 2015
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (MBbl/d)	6.4	$0.59	/ gallon	33%
Condensate (MBbl/d)	1.9	$1.31	/ gallon	44%
Total (MBbl/d)	8.3	$0.76	/ gallon	35%
Natural gas (BBtu/d)	112.8	$4.03	/ MMBtu	80%

The partnership expects its NGL and natural gas commodity price sensitivities to increase in the future as its capital-growth projects are completed and volumes increase under percent-of-proceeds contracts, with a fee-based component, with its customers.

All of the natural gas gathering and processing segment’s commodity price sensitivities are estimated as a hypothetical change in the price of natural gas, NGLs and crude oil as of Dec. 31, 2014, excluding the effects of hedging and assuming normal operating conditions. Condensate sales are based on the price of crude oil.

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ONEOK Partners Announces Higher
Fourth-quarter and Full-year 2014 Financial Results

Feb. 23, 2015

The natural gas gathering and processing segment estimates the following sensitivities:

•	A 1-cent-per-gallon change in the composite price of NGLs would change 12-month forward net margin by approximately $3.0 million;

•	A 10-cent-per-MMBtu change in the price of residue natural gas would change 12-month forward net margin by approximately $5.2 million; and

•	A $1.00-per-barrel change in the price of crude oil would change 12-month forward net margin by approximately $1.6 million.

These estimates do not include any effects on demand for ONEOK Partners’ services or natural gas processing plant operations that might be caused by, or arise in conjunction with, price changes. For example, a change in the gross processing spread may cause a change in the amount of ethane extracted from the natural gas stream, affecting natural gas gathering and processing margins for certain contracts.

Natural Gas Liquids Segment

The natural gas liquids segment reported fourth-quarter 2014 operating income of $179.5 million, compared with $148.9 million in the fourth quarter 2013, which reflects:

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A $65.0 million increase in exchange-services margins, resulting primarily from increased volumes from new natural gas processing plants connected in the Williston Basin and Mid-Continent regions, new volumes from the West Texas LPG pipeline system, which was acquired in November 2014, and higher fees for exchange-service activities resulting from contract renegotiations, offset partially by lower volumes from the termination of a contract;

•	A $4.1 million increase from higher isomerization volumes, resulting from wider NGL product price differentials between normal butane and iso-butane;

•	An $8.9 million decrease from the impact of ethane rejection, which resulted in lower NGL volumes;

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A $4.3 million decrease in optimization and marketing margins, which resulted primarily from a $2.3 million decrease from narrower NGL product price differentials and a $1.5 million decrease in margins due to marketing activities;

•	A $1.4 million decrease in storage margins; and

•	A $1.0 million decrease due to the impact of operational measurement losses.

Operating costs were $78.2 million in the fourth quarter 2014, compared with $65.5 million in the fourth quarter 2013, due primarily to completed capital-growth projects, which reflect:

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ONEOK Partners Announces Higher
Fourth-quarter and Full-year 2014 Financial Results

Feb. 23, 2015

•	A $5.5 million increase due to higher property taxes related to completed capital-growth projects;

•	A $3.2 million increase due to higher outside services expenses associated primarily with scheduled maintenance and the growth of operations related to completed capital-growth projects; and

•	A $2.4 million increase due to higher labor and employee benefit costs.

Depreciation and amortization expense in the fourth quarter 2014 was $34.3 million, compared with $24.2 million in the same period in 2013, due to the completion of capital-growth projects.

Equity earnings from investments were $13.7 million in the fourth quarter 2014, compared with $6.6 million in the same period in 2013.

The increase in equity earnings in the fourth quarter 2014 was due primarily to higher volumes delivered to the partnership’s 50 percent-owned Overland Pass Pipeline from the Bakken NGL Pipeline, revenues from minimum volume agreements and lower operating costs, offset partially by increased ethane rejection.

Operating income in 2014 was $689.0 million, compared with $544.9 million in 2013, which reflects:

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A $157.4 million increase in exchange-services margins, resulting primarily from increased volumes from new natural gas processing plants connected in the Williston Basin and Mid-Continent regions, and higher fees from contract renegotiations for NGL exchange-services activities, offset partially by lower volumes from the termination of a contract;

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A $79.8 million increase in optimization and marketing margins, resulting from a $31.4 million increase due primarily to wider NGL product price differentials; a $25.2 million increase in marketing margins, related primarily to increased weather-related seasonal demand for propane during the first quarter 2014, and marketing and truck and rail activities in the second, third and fourth quarters 2014; and a $23.2 million increase due primarily to significantly wider NGL location price differentials, primarily related to increased weather-related seasonal demand for propane during the first quarter 2014, offset partially by lower optimization volumes in the second, third and fourth quarters 2014 when differentials narrowed;

•	A $22.8 million increase from higher isomerization volumes, resulting from wider NGL product price differentials between normal butane and iso-butane;

•	An $18.3 million decrease from the impact of ethane rejection, which resulted in lower NGL volumes; and

•	A $6.0 million decrease from the impact of lower operational measurement gains.

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ONEOK Partners Announces Higher
Fourth-quarter and Full-year 2014 Financial Results

Feb. 23, 2015

2014 operating costs were $296.4 million, compared with $236.6 million in 2013, which reflect:

•	A $20.1 million increase due to higher outside services expenses associated primarily with scheduled maintenance and the growth of operations related to completed capital-growth projects;

•	A $15.5 million increase due to higher property taxes related to completed capital-growth projects;

•	A $14.9 million increase due to higher labor and employee benefit costs; and

•	A $3.4 million increase due to higher costs for chemicals, materials and supplies.

Depreciation and amortization expense in 2014 was $124.1 million, compared with $89.2 million in 2013.

2014 equity earnings from investments were $27.3 million, compared with $22.0 million in 2013.

Key Statistics: More detailed information is listed on page 24 in the tables.

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NGLs transported on gathering lines were 607,000 bpd in the fourth quarter 2014, up 8 percent compared with the same period in 2013, due primarily to volumes from new plants connected in the Williston Basin and Mid-Continent regions, and volumes from the West Texas LPG pipeline system, which was acquired in November 2014, offset partially by the termination of a low-margin contract and increased ethane rejection in the Mid-Continent and Rocky Mountain regions; and up 15 percent compared with the third quarter 2014 due primarily to volumes received from the West Texas LPG pipeline system;

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NGLs fractionated were 542,000 bpd in the fourth quarter 2014, up 1 percent compared with the same period in 2013, due primarily to volumes from new plants connected in the Williston Basin and Mid-Continent regions, offset partially by the termination of a low-margin contract and increased ethane rejection in the Mid-Continent and Rocky Mountain regions; and down 2 percent compared with the third quarter 2014;

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NGLs transported on distribution lines were 393,000 bpd in the fourth quarter 2014, down 14 percent compared with the same period in 2013, due primarily to lower volumes transported for the partnership’s optimization business due to narrower location price differentials between the Conway and Mont Belvieu market centers and increased ethane rejection, offset partially by an increase in exchange services volumes delivered to Mont Belvieu due to the completed Sterling III pipeline, which was placed in service in March 2014; and up 4 percent compared with the third quarter 2014; and

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The average Conway-to-Mont Belvieu price differential of ethane in ethane/propane mix, based on Oil Price Information Service (OPIS) pricing, was 1 cent per gallon in the fourth quarter 2014, compared with 5 cents per gallon in the same period in 2013; and 3 cents per gallon in the third quarter 2014.

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ONEOK Partners Announces Higher
Fourth-quarter and Full-year 2014 Financial Results

Feb. 23, 2015

Natural Gas Pipelines Segment

The natural gas pipelines segment reported fourth-quarter 2014 operating income of $52.3 million, compared with $48.7 million for the fourth quarter 2013, which reflects:

•	An $11.6 million increase from higher short-term natural gas storage margins due to increased park-and-loan services;

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A $4.8 million increase from higher firm transportation revenues resulting primarily from higher rates on its intrastate natural gas pipelines and increased contracted capacity and rates at Midwestern Gas Transmission Company; and

•	A $4.3 million decrease due to lower storage revenues from lower contracted firm capacity.

Operating costs in the fourth quarter 2014 were $28.2 million, compared with $25.6 million in the same period in 2013, due primarily to a $1.9 million increase in outside services expenses.

Gain on sale of assets for the fourth quarter 2014 decreased $5.5 million as a result of excess natural gas storage pad gas sales of $5.1 million in the fourth quarter 2014, compared with $10.6 million in the fourth quarter 2013.

2014 operating income was $181.0 million, compared with $151.6 million in the same period last year, which reflects:

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A $26.3 million increase from higher firm transportation revenues resulting primarily from higher rates on intrastate natural gas pipelines, increased contracted capacity and rates at Midwestern Gas Transmission and increased interruptible transportation revenues from higher natural gas volumes transported;

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A $17.6 million increase from higher short-term natural gas storage services due to increased park-and-loan services as a result of weather-related seasonal demand primarily in the first quarter 2014 and greater capacity available for such services;

•	A $5.1 million increase from higher park-and-loan services on its interstate natural gas pipelines as a result of weather-related seasonal demand in the first quarter 2014;

•	A $5.0 million increase from higher net retained fuel due to higher natural gas prices and natural gas volumes retained;

•	A $3.1 million increase primarily from additional storage services to meet utility customers’ peak-day demand; and

•	A $14.3 million decrease due to lower storage revenues from lower contracted firm capacity.

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ONEOK Partners Announces Higher
Fourth-quarter and Full-year 2014 Financial Results

Feb. 23, 2015

2014 operating costs were $111.0 million, compared with $101.2 million in 2013, primarily due to higher labor and employee benefit costs and higher outside services expenses associated with scheduled maintenance.

2014 equity earnings from investments were $69.8 million, compared with $65.0 million in 2013, due primarily to increased park-and-loan services on Northern Border Pipeline as a result of increased weather-related seasonal demand in the first quarter 2014, offset partially by lower contracted capacity.

Gain on sale of assets for the full year 2014 decreased $3.8 million, primarily as a result of excess natural gas storage pad gas sales of $5.1 million in the fourth quarter 2014, compared with $10.6 million in the fourth quarter 2013.

Key Statistics: More detailed information is listed on page 24 in the tables.

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Natural gas transportation capacity contracted was 5,844 thousand dekatherms per day in the fourth quarter 2014, up 4 percent compared with the same period in 2013; and up 2 percent compared with the third quarter 2014;

•	Natural gas transportation capacity subscribed was 92 percent in the fourth quarter 2014, unchanged from the same period in 2013; and up 2 percent compared with the third quarter 2014; and

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The average natural gas price in the Mid-Continent region was $3.59 per MMBtu in the fourth quarter 2014, down 4 percent compared with the same period in 2013; and down 5 percent compared with the third quarter 2014.

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ONEOK Partners Announces Higher
Fourth-quarter and Full-year 2014 Financial Results

Feb. 23, 2015

CAPITAL-GROWTH ACTIVITIES:

Between 2011 and 2014, the natural gas gathering and processing segment completed approximately $2.2 billion of capital-growth projects and acquisitions, as follows:

Completed Project	Location	Capacity	Approximate Costs (a)	Completion Date
			(In millions)
Rocky Mountain Region
Garden Creek I processing plant and infrastructure	Williston Basin	100 MMcf/d	$360	December 2011
Stateline I & II processing plants and infrastructure	Williston Basin	200 MMcf/d	$565	September 2012/April 2013
Divide County gathering system	Williston Basin	270 miles	$125	June 2013
Sage Creek processing plant and infrastructure (b)	Powder River Basin	50 MMcf/d	$152	September 2013
Garden Creek II processing plant and infrastructure	Williston Basin	100 MMcf/d	$300 - $310	August 2014
Garden Creek III processing plant and infrastructure	Williston Basin	100 MMcf/d	$300 - $310	October 2014
Mid-Continent Region
30 percent interest in Maysville processing plant (b)	Cana-Woodford Shale	40 MMcf/d	$90	December 2013
Canadian Valley processing plant and infrastructure	Cana-Woodford Shale	200 MMcf/d	$255	March 2014
(a) Excludes AFUDC.
(b) Acquisition.

The partnership has announced approximately $1.8 billion to $2.6 billion of capital-growth projects in the natural gas gathering and processing segment, as follows:

Projects in Progress	Location	Capacity	Approximate Costs (a)	Expected Completion Date
(In millions)
Rocky Mountain Region
Sage Creek infrastructure	Powder River Basin	Various	$50	Fourth quarter 2015
Natural gas compression	Williston Basin	100 MMcf/d	$80-$100	Fourth quarter 2015
Lonesome Creek processing plant and infrastructure	Williston Basin	200 MMcf/d	$550-$680	Fourth quarter 2015
Stateline De-ethanizers	Williston Basin	26 MBbl/d	$60 - $80	Fourth quarter 2015
Bear Creek processing plant and infrastructure	Williston Basin	80 MMcf/d	$230-$330	Third quarter 2016
Bronco processing plant and infrastructure	Powder River Basin	50 MMcf/d	$130-$200	Suspended
Demicks Lake processing plant and infrastructure	Williston Basin	200 MMcf/d	$475-$670	Suspended
Mid-Continent Region
Knox processing plant and infrastructure	SCOOP	200 MMcf/d	$240-$470	Suspended
(a) Excludes AFUDC.

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ONEOK Partners Announces Higher
Fourth-quarter and Full-year 2014 Financial Results

Feb. 23, 2015

Between 2011 and 2014, the natural gas liquids segment completed approximately $3.8 billion of capital-growth projects and acquisitions, as follows:

Completed Project	Capacity	Approximate Costs (a)	Completion Date
		(In millions)
Sterling I expansion	15 MBbl/d	$36	November 2011
Cana-Woodford/Granite Wash NGL plant connections	77 MBbl/d	$220	April 2012
Bushton fractionator expansion	60 MBbl/d	$117	September 2012
Bakken NGL Pipeline	60 MBbl/d	$455	April 2013
Overland Pass Pipeline expansion	60 MBbl/d	$36	April 2013
Ethane Header pipeline	400 MBbl/d	$23	April 2013
Sage Creek NGL infrastructure (b)	Various	$153	September 2013
MB-2 Fractionator	75 MBbl/d	$375	December 2013
Ethane/Propane Splitter	40 MBbl/d	$46	March 2014
Sterling III Pipeline and reconfigure Sterling I and II	193 MBbl/d	$808	March 2014
Bakken NGL Pipeline expansion - Phase I	75 MBbl/d	$75-$90	September 2014
Niobrara NGL Lateral	90 miles	$70-$75	September 2014
West Texas LPG pipeline system (b)	2,600 miles	$800	November 2014
MB-3 Fractionator	75 MBbl/d	$520-$540	December 2014
(a) Excludes AFUDC.
(b) Acquisition.

The partnership has announced approximately $300 million to $345 million of capital-growth projects in the natural gas liquids segment, as follows:

Projects in Progress	Capacity	Approximate Costs (a)	Expected Completion Date
(In millions)
NGL Pipeline and Hutchinson Fractionator infrastructure	95 miles	$110-$125	First quarter 2015
Bakken NGL Pipeline expansion - Phase II	25 MBbl/d	$100	Second quarter 2016
Bear Creek NGL infrastructure	40 miles	$35-$45	Third quarter 2016
Bronco NGL infrastructure	65 miles	$45-$60	Suspended
Demicks Lake NGL infrastructure	12 miles	$10-$15	Suspended
(a) Excludes AFUDC.

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ONEOK Partners Announces Higher
Fourth-quarter and Full-year 2014 Financial Results

Feb. 23, 2015

EARNINGS CONFERENCE CALL AND WEBCAST:

ONEOK Partners and ONEOK executive management will conduct a joint conference call on Tuesday, Feb. 24, 2015, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). The call also will be carried live on ONEOK Partners’ and ONEOK’s websites.

To participate in the telephone conference call, dial 877-718-5108, pass code 7069036, or log on to www.oneokpartners.com or www.oneok.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK Partners’ website, www.oneokpartners.com, and ONEOK’s website, www.oneok.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, pass code 7069036.

LINK TO EARNINGS TABLES:

http://www.oneokpartners.com/~/media/ONEOKPartners/EarningsTables/2014/OKS_Q4_2014_
earningsPMe72nV.ashx

NON-GAAP (GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) FINANCIAL MEASURES:

ONEOK Partners has disclosed in this news release historical adjusted EBITDA, DCF, distributable cash flow to limited partners per limited partner unit and coverage ratio, which are non-GAAP financial metrics, used to measure the partnership’s financial performance and are defined as follows:

•	Adjusted EBITDA is defined as net income adjusted for interest expense, depreciation and amortization, impairment charges, income taxes and allowance for equity funds used during construction;

•
DCF is defined as adjusted EBITDA, computed as described above, less interest expense, maintenance capital expenditures and equity earnings from investments, adjusted for cash distributions received and certain other items;

•
Distributable cash flow to limited partners per limited partner unit is computed as DCF less distributions declared to the general partner in the period, divided by the weighted-average number of units outstanding in the period; and

•	Coverage ratio is defined as distributable cash flow to limited partners per limited partner unit divided by the distribution declared per limited partner unit for the period.

The partnership believes the non-GAAP financial measures described above are useful to investors because they are used by many companies in its industry to measure financial performance and are commonly employed by financial analysts and others to evaluate the

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ONEOK Partners Announces Higher
Fourth-quarter and Full-year 2014 Financial Results

Feb. 23, 2015

financial performance of the partnership and to compare the financial performance of the partnership with the performance of other publicly traded partnerships within its industry.

Adjusted EBITDA, DCF, coverage ratio and distributable cash flow to limited partners per limited partner unit, should not be considered alternatives to net income, earnings per unit or any other measure of financial performance presented in accordance with GAAP.

These non-GAAP financial measures exclude some, but not all, items that affect net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that is available for distributions or that is planned to be distributed in a given period nor do they equate to available cash as defined in the partnership agreement.

ONEOK Partners, L.P. (pronounced ONE-OAK) (NYSE: OKS) is one of the largest publicly traded master limited partnerships in the United States and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent, Permian and Rocky Mountain regions with key market centers.  Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a pure-play publicly traded general partner, which owns 37.8 percent of the overall partnership interest, as of Dec. 31, 2014.

For more information, visit the website at www.oneokpartners.com.

For the latest news about ONEOK Partners, follow us on Twitter @ONEOKPartners.

Some of the statements contained and incorporated in this news release are forward-looking statements as defined under federal securities laws. The forward-looking statements relate to our anticipated financial performance (including projected operating income, net income, capital expenditures, cash flow and projected levels of distributions), liquidity, management’s plans and objectives for our future growth projects and other future operations (including plans to construct additional natural gas and natural gas liquids pipelines and processing facilities and related cost estimates), our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under federal securities legislation and other applicable laws. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena, including climate change, on our operations, demand for our services and energy prices;

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ONEOK Partners Announces Higher
Fourth-quarter and Full-year 2014 Financial Results

Feb. 23, 2015

•
competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

•	the capital intensive nature of our businesses;

•	the profitability of assets or businesses acquired or constructed by us;

•	our ability to make cost-saving changes in operations;

•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	the timing and extent of changes in energy commodity prices;

•
the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, pipeline safety, environmental compliance, climate change initiatives and authorized rates of recovery of natural gas and natural gas transportation costs;

•
the impact on drilling and production by factors beyond our control, including the demand for natural gas and crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	difficulties or delays experienced by trucks or pipelines in delivering products to or from our terminals or pipelines;

•	changes in demand for the use of natural gas, NGLs and crude oil because of market conditions caused by concerns about climate change;

•	conflicts of interest between us, our general partner, ONEOK Partners GP, and related parties of ONEOK Partners GP;

•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control;

•
our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared with our competitors that have less debt or have other adverse consequences;

•	actions by rating agencies concerning the credit ratings of us or the parent of our general partner;

•
the results of administrative proceedings and litigation, regulatory actions, rule changes and receipt of expected clearances involving the any local, state or federal regulatory body, including the FERC, the National Transportation Safety Board, the PHMSA, the EPA and CFTC;

•	our ability to access capital at competitive rates or on terms acceptable to us;

•
risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling or extended periods of ethane rejection;

•	the risk that material weaknesses or significant deficiencies in our internal control over financial reporting could emerge or that minor problems could become significant;

•	the impact and outcome of pending and future litigation;

•	the ability to market pipeline capacity on favorable terms, including the effects of:
- future demand for and prices of natural gas, NGLs and crude oil;
- competitive conditions in the overall energy market;
- availability of supplies of Canadian and United States natural gas and crude oil; and
- availability of additional storage capacity;

•	performance of contractual obligations by our customers, service providers, contractors and shippers;

•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;

•
our ability to acquire all necessary permits, consents and other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;

•	demand for our services in the proximity of our facilities;

•	our ability to control operating costs;

•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;

•	economic climate and growth in the geographic areas in which we do business;

•	the risk of a prolonged slowdown in growth or decline in the United States or international economies, including liquidity risks in United States or foreign credit markets;

•	the impact of recently issued and future accounting updates and other changes in accounting policies;

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ONEOK Partners Announces Higher
Fourth-quarter and Full-year 2014 Financial Results

Feb. 23, 2015

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;

•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the impact of uncontracted capacity in our assets being greater or less than expected;

•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;

•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;

•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;

•	the impact of potential impairment charges;

•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;

•	our ability to control construction costs and completion schedules of our pipelines and other projects; and

•	the risk factors listed in the reports we have filed and may file with the SEC, which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part I, Item 1A, Risk Factors, in our most recent Annual Report and in our other filings that we make with the Securities and Exchange Commission (SEC), which are available on the SEC’s website at www.sec.gov and our website at www.oneokpartners.com. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Any such forward-looking statement speaks only as of the date on which such statement is made, and, other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

###

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ONEOK Partners Announces Higher
Fourth-quarter and Full-year 2014 Financial Results

Feb. 23, 2015

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended		Years Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(Thousands of dollars, except per unit amounts)

Revenues
Commodity sales	$2,448,648	$3,095,623	$10,724,981	$10,549,157
Services	395,610	353,291	1,466,684	1,320,116
Total revenues	2,844,258	3,448,914	12,191,665	11,869,273
Cost of sales and fuel	2,281,273	3,007,980	10,088,548	10,222,213
Net margin	562,985	440,934	2,103,117	1,647,060
Operating expenses
Operations and maintenance	173,361	126,280	599,076	464,633
Depreciation and amortization	79,153	62,657	291,236	236,743
General taxes	14,683	10,631	70,581	56,880
Total operating expenses	267,197	199,568	960,893	758,256
Gain (loss) on sale of assets	5,066	11,539	6,599	11,881
Operating income	300,854	252,905	1,148,823	900,685
Equity earnings from investments	34,256	30,773	41,003	110,517
Allowance for equity funds used during construction	990	9,350	14,937	30,522
Other income	2,444	4,641	5,447	12,870
Other expense	(1,243)	(592)	(4,299)	(3,039)
Interest expense (net of capitalized interest of $13,367, $18,222, $54,813 and $56,506, respectively)	(70,564)	(65,596)	(281,908)	(236,714)
Income before income taxes	266,737	231,481	924,003	814,841
Income taxes	(2,701)	(3,037)	(12,668)	(10,858)
Net income	264,036	228,444	911,335	803,983
Less: Net income attributable to noncontrolling interests	811	94	1,037	357
Net income attributable to ONEOK Partners, L.P.	$263,225	$228,350	$910,298	$803,626

Limited partners’ interest in net income:
Net income attributable to ONEOK Partners, L.P.	$263,225	$228,350	$910,298	$803,626
General partner’s interest in net income	(94,544)	(72,807)	(344,241)	(275,539)
Limited partners’ interest in net income	$168,681	$155,543	$566,057	$528,087

Limited partners’ net income per unit, basic and diluted	$0.67	$0.67	$2.33	$2.35

Number of units used in computation (thousands)	251,411	231,667	243,306	224,658

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ONEOK Partners Announces Higher
Fourth-quarter and Full-year 2014 Financial Results

Feb. 23, 2015

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	December 31,	December 31,
	2014	2013
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$42,530	$134,530
Accounts receivable, net	735,830	1,103,130
Affiliate receivables	8,553	9,185
Natural gas and natural gas liquids in storage	134,134	188,286
Commodity imbalances	64,788	80,481
Materials and supplies	55,833	54,112
Other current assets	44,385	13,379
Total current assets	1,086,053	1,583,103

Property, plant and equipment
Property, plant and equipment	13,377,617	10,755,048
Accumulated depreciation and amortization	1,842,084	1,652,648
Net property, plant and equipment	11,535,533	9,102,400

Investments and other assets
Investments in unconsolidated affiliates	1,132,653	1,229,838
Goodwill and intangible assets	822,358	832,180
Other assets	57,950	115,087
Total investments and other assets	2,012,961	2,177,105
Total assets	$14,634,547	$12,862,608

Liabilities and equity
Current liabilities
Current maturities of long-term debt	$7,650	$7,650
Notes payable	1,055,296	—
Accounts payable	874,692	1,255,411
Affiliate payables	36,106	47,458
Commodity imbalances	104,650	213,577
Accrued interest	91,990	92,711
Other current liabilities	165,672	89,211
Total current liabilities	2,336,056	1,706,018

Long-term debt, excluding current maturities	6,038,379	6,044,867

Deferred credits and other liabilities	141,337	113,027

Commitments and contingencies

Equity
ONEOK Partners, L.P. partners’ equity:
General partner	211,914	170,561
Common units: 180,826,973 and 159,007,854 units issued and outstanding at December 31, 2014 and December 31, 2013, respectively	4,456,372	3,459,920
Class B units: 72,988,252 units issued and outstanding at December 31, 2014 and December 31, 2013	1,374,375	1,422,516
Accumulated other comprehensive loss	(91,823)	(58,837)
Total ONEOK Partners, L.P. partners’ equity	5,950,838	4,994,160
Noncontrolling interests in consolidated subsidiaries	167,937	4,536
Total equity	6,118,775	4,998,696
Total liabilities and equity	$14,634,547	$12,862,608

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ONEOK Partners Announces Higher
Fourth-quarter and Full-year 2014 Financial Results

Feb. 23, 2015

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS	Years Ended
	December 31,
	2014	2013
	(Thousands of dollars)
Operating activities
Net income	$911,335	$803,983
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	291,236	236,743
Allowance for equity funds used during construction	(14,937)	(30,522)
Loss (gain) on sale of assets	(6,599)	(11,881)
Deferred income taxes	10,832	5,444
Equity earnings from investments	(41,003)	(110,517)
Distributions received from unconsolidated affiliates	117,912	106,364
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	373,459	(184,271)
Affiliate receivables	632	6,907
Natural gas and natural gas liquids in storage	54,152	47,550
Accounts payable	(351,470)	187,253
Affiliate payables	(11,352)	(28,252)
Commodity imbalances, net	(93,234)	(50,373)
Accrued interest	(721)	15,977
Other assets and liabilities, net	69,578	13,326
Cash provided by operating activities	1,309,820	1,007,731

Investing activities
Capital expenditures (less allowance for equity funds used during construction)	(1,745,990)	(1,939,326)
Cash paid for acquisitions, net of cash received	(814,934)	(394,889)
Contributions to unconsolidated affiliates	(1,063)	(35,308)
Distributions received from unconsolidated affiliates	21,107	31,134
Proceeds from sale of assets	7,817	12,290
Cash used in investing activities	(2,533,063)	(2,326,099)

Financing activities
Cash distributions:
General and limited partners	(1,052,245)	(909,713)
Noncontrolling interests	(549)	(588)
Borrowing (repayment) of notes payable, net	1,055,296	—
Issuance of long-term debt, net of discounts	—	1,247,822
Long-term debt financing costs	—	(10,246)
Repayment of long-term debt	(7,650)	(7,650)
Issuance of common units, net of issuance costs	1,113,139	583,929
Contribution from general partner	23,252	12,270
Cash provided by financing activities	1,131,243	915,824
Change in cash and cash equivalents	(92,000)	(402,544)
Cash and cash equivalents at beginning of period	134,530	537,074
Cash and cash equivalents at end of period	$42,530	$134,530
Supplemental cash flow information:
Cash paid for interest, net of amounts capitalized	$271,314	$203,072
Cash paid for income taxes	$1,336	$3,435

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ONEOK Partners Announces Higher
Fourth-quarter and Full-year 2014 Financial Results

Feb. 23, 2015

ONEOK Partners, L.P. and Subsidiaries
INFORMATION AT A GLANCE
	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2014	2013	2014	2013
	(Millions of dollars, except as noted)
Natural Gas Gathering and Processing
Net margin	$175.2	$135.2	$661.9	$500.6
Operating costs	$69.2	$51.6	$257.7	$193.3
Depreciation and amortization	$34.2	$27.5	$123.8	$103.9
Operating income	$71.7	$56.1	$280.6	$203.8
Equity earnings (loss) from investments	$4.4	$7.3	$(56.1)	$23.5
Natural gas gathered (BBtu/d) (a)	1,934	1,454	1,733	1,347
Natural gas processed (BBtu/d) (a) (b)	1,751	1,193	1,534	1,094
NGL sales (MBbl/d) (a)	116	88	104	79
Residue natural gas sales (BBtu/d) (a)	808	562	714	497
Realized composite NGL net sales price ($/gallon) (a) (c)	$0.86	$0.87	$0.93	$0.87
Realized condensate net sales price ($/Bbl) (a) (c)	$74.12	$82.31	$76.43	$86.00
Realized residue natural gas net sales price ($/MMBtu) (a) (c)	$3.90	$3.64	$3.92	$3.53
Average fee rate ($/MMBtu) (a)	$0.36	$0.33	$0.36	$0.34
Capital expenditures - growth	$379.2	$190.7	$858.0	$747.6
Capital expenditures - maintenance	$13.7	$9.2	$40.9	$26.8
(a) - Includes volumes for consolidated entities only.
(b) - Includes volumes at company-owned and third-party facilities.
(c) - Presented net of the impact of hedging activities on ONEOK Partners’ equity volumes.

Natural Gas Liquids
Net margin	$292.0	$237.8	$1,110.1	$869.9
Operating costs	$78.2	$65.5	$296.4	$236.6
Depreciation and amortization	$34.3	$24.2	$124.1	$89.2
Operating income	$179.5	$148.9	$689.0	$544.9
Equity earnings from investments	$13.7	$6.6	$27.3	$22.0
NGL sales (MBbl/d)	666	688	615	657
NGLs transported-gathering lines (MBbl/d) (a)	607	563	533	547
NGLs fractionated (MBbl/d) (b)	542	537	522	535
NGLs transported-distribution lines (MBbl/d) (a)	393	459	408	435
Average Conway-to-Mont Belvieu OPIS price differential - ethane in ethane/propane mix ($/gallon)	$0.01	$0.05	$0.05	$0.04
Capital expenditures - growth	$147.8	$334.5	$751.4	$1,087.8
Capital expenditures - maintenance	$12.7	$19.5	$46.6	$40.5
(a) - Includes volumes for consolidated entities only.
(b) - Includes volumes at company-owned and third-party facilities.

Natural Gas Pipelines
Net margin	$86.1	$74.5	$328.5	$285.7
Operating costs	$28.2	$25.6	$111.0	$101.2
Depreciation and amortization	$10.7	$10.9	$43.3	$43.5
Operating income	$52.3	$48.7	$181.0	$151.6
Equity earnings from investments	$16.1	$16.9	$69.8	$65.0
Natural gas transportation capacity contracted (MDth/d) (a)	5,844	5,632	5,781	5,524
Transportation capacity subscribed (a)	92%	92%	91%	90%
Average natural gas price Mid-Continent region ($/MMBtu) (a)	$3.59	$3.75	$4.33	$3.61
Capital expenditures - growth	$6.1	$3.6	$9.7	$11.4
Capital expenditures - maintenance	$10.9	$8.6	$33.3	$23.3
(a) - Includes volumes for consolidated entities only.

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ONEOK Partners Announces Higher
Fourth-quarter and Full-year 2014 Financial Results

Feb. 23, 2015

ONEOK Partners, L.P. and Subsidiaries
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2014	2013	2014	2013
	(Thousands of dollars, except per unit amounts)
Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow
Net income	$264,036	$228,444	$911,335	$803,983
Interest expense	70,564	65,596	281,908	236,714
Depreciation and amortization	79,153	62,657	291,236	236,743
Impairment charges (a)	—	—	76,412	—
Income taxes	2,701	3,037	12,668	10,858
Allowance for equity funds used during construction	(990)	(9,350)	(14,937)	(30,522)
Adjusted EBITDA	415,464	350,384	1,558,622	1,257,776
Interest expense	(70,564)	(65,596)	(281,908)	(236,714)
Maintenance capital	(39,913)	(39,151)	(126,881)	(92,440)
Equity earnings from investments	(34,256)	(30,773)	(41,003)	(110,517)
Impairment charges (a)	—	—	(76,412)	—
Distributions received from unconsolidated affiliates	29,796	33,585	139,019	137,498
Other	5,517	(3,491)	(1,939)	(6,423)
Distributable cash flow	$306,044	$244,958	$1,169,498	$949,180

Distributions to general partner	(95,192)	(73,089)	(348,131)	(278,091)
Distributable cash flow to limited partners	$210,852	$171,869	$821,367	$671,089

Distributions declared per limited partner unit	$0.79	$0.73	$3.07	$2.89
Coverage ratio	1.06	1.02	1.10	1.03

Number of units used in computation (thousands)	251,411	231,667	243,306	224,658
(a) Amount includes $23.0 million for our proportionate share of the long-lived asset impairment charge of our equity method investee Bighorn Gas Gathering and $53.4 million impairment charge for our investment in Bighorn Gas Gathering.

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ONEOK Partners Announces Higher
Fourth-quarter and Full-year 2014 Financial Results

Feb. 23, 2015

ONEOK Partners, L.P. and Subsidiaries
UPDATED EARNINGS GUIDANCE MIDPOINTS*

	Updated	Previous
	2015	2015
(Unaudited)	Guidance	Guidance	Change
	(Millions of dollars)
Operating income
Natural Gas Gathering and Processing	$160	$359	$(199)
Natural Gas Liquids	829	892	(63)
Natural Gas Pipelines	165	155	10
Operating income	1,154	1,406	(252)
Equity earnings from investments	115	121	(6)
Other income (expense)	(2)	6	(8)
Interest expense	(321)	(323)	2
Income before income taxes	946	1,210	(264)
Income taxes	(11)	(10)	(1)
Net income	935	1,200	(265)
Less: Net income attributable to noncontrolling interest	(10)	—	(10)
Net income attributable to ONEOK Partners, L.P.	$925	$1,200	$(275)

Capital expenditures (a)
Natural Gas Gathering and Processing	$761	$1,735	$(974)
Natural Gas Liquids	311	860	(549)
Natural Gas Pipelines	139	180	(41)
Other	16	25	(9)
Total capital expenditures	$1,227	$2,800	$(1,573)

Growth	$1,085	$2,625	$(1,540)
Maintenance	142	175	(33)
Total capital expenditures	$1,227	$2,800	$(1,573)
*Amounts shown are midpoints of ranges provided.
(a) Excludes acquisitions and AFUDC.

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ONEOK Partners Announces Higher
Fourth-quarter and Full-year 2014 Financial Results

Feb. 23, 2015

ONEOK Partners, L.P. and Subsidiaries
EARNINGS GUIDANCE*

	Updated	Previous
	2015	2015
(Unaudited)	Guidance	Guidance	Change
	(Millions of dollars)
Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow
Net income	$935	$1,200	$(265)
Interest expense	321	323	(2)
Depreciation and amortization	353	356	(3)
Income taxes	11	10	1
Allowance for equity funds used during construction and other	(2)	(9)	7
Adjusted EBITDA	$1,618	$1,880	$(262)
Interest expense	(321)	(323)	2
Maintenance capital	(142)	(175)	33
Equity earnings from investments	(115)	(121)	6
Distribution received from unconsolidated affiliates	145	149	(4)
Distribution to noncontrolling interest and other	(15)	(10)	(5)
Distributable cash flow	$1,170	$1,400	$(230)
*Amounts shown are midpoints of ranges provided.